Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY APPOINTS

JOHN CIRRINCIONE CHIEF OPERATING OFFICER

Geyserville, CA. October 10, 2008 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that John Cirrincione has been appointed Chief Operating Officer, effective immediately.

Mr. Cirrincione has more than two decades of gaming industry experience. Mr. Cirrincione was most recently the General Manager of Downstream Casino Resort, a high-end casino facility with 2,000 slots, 45 games, 5 restaurants, 226 hotel rooms and a 36 hole golf course in Quapaw, OK. Prior to that Mr. Cirrincione was General Manager for Gila River Casino in Chandler, AZ which has 2,150 slots and 80 table games.  He also previously held various operational positions at Thunder Valley Casino in California, Sand Regency Casino Hotel, Atlantis Casino Resort, Silver Club Hotel Casino, John Ascuaga’s Nugget in Nevada and Mystic Lake Casino Hotel in Minnesota.

Chief Executive Officer Shawn Smyth stated, “We are delighted to announce John’s appointment as Chief Operating Officer. His extensive gaming background including experience in opening large scale premium resorts will be of great value as we move forward with our previously announced world class facility. We believe that John will be a major asset to our team and to the operating performance of the River Rock Casino.”

River Rock Entertainment Authority

We are a political instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized self-governing Indian tribe. The Tribe has 975 enrolled members and approximately 75- acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a gaming and entertainment facility which is located on the Tribe’s reservation and overlooks the scenic Alexander Valley, approximately 75 miles north of San Francisco, California. The River Rock Casino features 35,500 square feet of gaming space containing 1,600 Class III slot and video poker gaming machines, 22 table games, as well as a full-service restaurant.

Forward-Looking Statements

This press release includes certain “forward-looking statements” that involve many risks and uncertainties. When used, the words “believes, “ “anticipates, “ “plans, “ “expects, “ “intends, “ “estimates, “ “proposes, “ “seeks, “ “continues, “ “may, “ “will” or similar expressions and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are based on the Authority’s management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook are listed in the Offer to Purchase. Please see the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200